Exhibit 3.1
CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOSTON PROPERTIES, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Boston Properties, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of ARTICLE I in its entirety and inserting the following in lieu thereof:

“The name of the corporation is BXP, Inc.”

SECOND: That the foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the foregoing amendment shall become effective at 12:00 a.m. (local time in Wilmington, Delaware) on July 1, 2024.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Boston Properties, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 20th day of June, 2024.

BOSTON PROPERTIES, INC.

By: /s/ OWEN D. THOMAS
Name: Owen D. Thomas
Title: Chief Executive Officer